EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is made as of the 16th day of April, 2014, by and between Terra Tech Corp., a Nevada corporation (the “Company”), and Amy Almsteier, a director and officer of the Company (the “Affiliate”).

WHEREAS, the Affiliate is subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, on March 13, 2014, the Affiliate sold 350,000 shares of common stock at a price of $1.2509 of the Company (the “March 13, 2014 Transaction”);

WHEREAS, on April 15, 2014, the Affiliate purchased 100,000 shares of common stock of the Company, at a purchase price of $0.58 per share (the “April 15, 2014 Transaction”); and

WHEREAS, the March 13, 2014 Transaction and the April 15, 2014 Transaction give rise to claims under Section 16(b) of the Exchange Act (the “Claim”), in the amount of $67,090 (the “Claim Amount”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. Settlement and Release. The Affiliate agrees to pay and the Company agrees to accept $67,100 in full settlement and satisfaction of the Claim. The Company hereby agrees that upon receipt of the Claim Amount it will not take any further action against the Affiliate in connection with the Claim or matters relating thereto and releases Affiliate from the Claim.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TERRA TECH CORP.

By:	/s/ Derek Peterson	By:	/s/ Amy Almsteier
Name:	Derek Peterson	Name:	Amy Almsteier
Title:	President and CEO